Exhibit 10.1

2014 Executive Officer Performance Bonus Plan

Plan Goal

The purpose of the HomeAway 2014 Executive Officer Performance Bonus Plan (the “Plan”) is to motivate exceptional performance by the executive officers of HomeAway U.S. (the “Company”) throughout the year by rewarding the achievement of pre-established business performance objectives. The Plan is to be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

Plan Year

The term of the Plan is January 1 – December 31, 2014.

Eligibility

All U.S. based executive officers of the Company who are not eligible to participate in another Company incentive plan (for example, the Company’s commission-based incentive plan) (the “Executive Officers”) are eligible to participate in the Plan. Plan eligibility for newly hired Executive Officers begins on the first day of the fiscal quarter following their hire date.

Target Bonus

The annual target bonus opportunity for the Chief Executive Officer is 100% of his base salary. The annual target bonus opportunity for the Chief Operating Officer is 75% of his base salary from January 1 – March 31, 2014 and 85% of his base salary from April 1 – December 31, 2014; the target bonus opportunity for all other Executive Officers is 60% of their base salaries. For purposes of determining an Executive Officer’s annual target bonus opportunity, “base salary,” means the cumulative base salary earnings for the Plan year.

Budget

The annual Plan budget is the sum of each annual target bonus opportunity (expressed as a percentage of base salary) multiplied by the respective cumulative base salary earnings for each Executive Officer.

Bonus Pool Funding

The Plan will fund when the thresholds for both GAAP Revenue and Adjusted EBITDA are met. These thresholds will consist of GAAP Revenue and Adjusted EBITDA targets and shall be set forth in a Plan Matrix approved by the Committee (and referred to herein as the Level 1 performance targets). The threshold for GAAP Revenue is 85% of the Level 1 performance target. The threshold for Adjusted EBITDA is 85% of the Level 1 performance target. Funding for the Plan will be capped at 150% of the Level 1 performance targets for all Executive Officers as a group.

Bonus Plan Alignment

It is the Company’s intention to generally align Executive Officer and employee bonus plan results even when metrics differ. Therefore, the average payout for this Plan shall not exceed the average 2014 Global Employee Bonus Plan payout, calculated as a percentage of payout.

Bonuses will be considered earned and accrued as of December 31, 2014. The bonuses for the Executive Officers are to be calculated using this Plan together with the Plan Matrix.

The Plan Matrix is based upon an acceptable range of business results with the expectation that the Executive Officers may need to make trade-offs between GAAP Revenue and Adjusted EBITDA during the course of the year. The Plan Matrix will include GAAP Revenue and Adjusted EBITDA as the initial calculations (and referred to as “Level 1”) and may be modified by Level 2 MBO Modifiers, as set forth below.

Bonus Calculation – Level 2 MBO Modifiers

The Committee will monitor business health indicators and may apply discretion in determining the impact of each of these business health indicators on the bonus amounts determined under the Level 1 calculations. Such discretion may only be applied to lower the bonus amounts and not to increase them, such that a downward multiplier of a percentage determined by the Committee may be applied to the Level 1 bonus results to reflect the impact of the business health indicators. The business health indicators that may be used include, but are not limited to, global listing and e-commerce sales, subscription listings growth and website traffic metrics.

The Committee also reserves the right to discretion for any reason and for any Executive, including but not limited to, those indicators identified in the Level 2 MBO section of the Plan.

Performance Measures

Within the first 90 days of the Plan year the Committee will identify an acceptable range of business results for the GAAP Revenue and Adjusted GAAP EBITDA performance measures. Once established, these ranges will be communicated to the Executive Officers in the form of performance grids. These performance grids are subject to change by the Committee in the event of acquisitions, dispositions or other events (other than company performance) having a material impact on GAAP Revenue or Adjusted GAAP EBITDA.

Bonus Payments

The Executive Officers will receive any earned bonus payments after the end of the Plan year, typically in February, following closing of the audit of the financial statements of the Company for the Plan year and determination by the Committee of bonus results under this Plan. See “Bonus Calculation” below for additional information.

Payment Type

Bonus payments will be made via direct deposit or live check less all applicable taxes and withholdings. Bonus payments will be subject to the applicable federal income tax withholding rate (currently, 25%), in addition to applicable FICA, state, and local taxes. In addition, any current Section 401(k) contribution, as applicable, will be deducted from a bonus before payment is made. Bonus payments will be excluded from the calculation of benefits payable under any other Company benefits plan or program, with the exception of Company-paid life insurance, accidental death and disability insurance, and disability insurance.

Program Administration, Amendment & Termination

Final authority on all issues related to the Plan will reside with the Committee. The Plan may be modified, terminated, or rescinded in whole or in part at any time by the Committee and/or the Board of Directors, provided, however, that no revision or termination that would have an adverse effect on any outstanding awards earned. No modification or exception to the Plan is valid or enforceable unless approved in writing by the Committee. Executive Officers’ target bonus opportunities may be modified at the discretion of the Committee at any time.

At-Will Employment

The Plan does not affect the “at will” employment status of the Executive Officers. Neither the attainment of goals nor the continuous service requirement necessary to earn a bonus alters the ability of an Executive Officer or the Company to terminate employment at any time, with or without reason and with or without advance notice.

Discretionary Nature of Plan and Award Payments

No individual has a vested entitlement to any payment under the Plan; all awards are paid at the sole discretion of the Committee. Specifically, regardless of whether an award has been consistently paid over any period of time, the Committee, at its sole discretion, reserves the right to (i) decrease targets and target bonus award percentages in accordance with the Bonus Calculation – Level 2 methodology set forth above, (ii) terminate the participation of any individual in the Plan at any time for any legal reason, and/or (iii) modify, terminate, or rescind the Plan, in whole or in part, all with or without notice or cause.

Application of Deferred Compensation Rules

The Plan is generally to be operated in a manner that complies with Section 409A of the Internal Revenue Code and, as such, all awards paid under the Plan will be paid as set forth above.

EFFECTIVE DATE

The Plan shall be effective as of January 1, 2014 and will supersede and replace all other bonus plans applicable to eligible employees. The Plan will terminate on December 31, 2014.